Exhibit 2.1

AGREEMENT FOR THE SALE OF CANNABIS VENTURES, INC. AND ITS SUBSIDIARY CANNABIS VENTURES, INC. CANADA.

This agreement (referred to as "agreement"), is made the 20th day of June, 2018, by and between Greengro Technologies, a Nevada corporation (referred to as "Buyer"), and Gala Pharmaceuticals, Inc., a Nevada corporation (referred to as "Seller").

1. SALE OF CANNABIS VENTURES, INC US AND CANADA (the “Companies”)

Subject to the terms and conditions contained in this Agreement the Seller hereby sells and transfers to the Buyer all of the properties, assets and business of Cannabis Ventures Inc, US and Canada, both non-operation entities, including any and all of Seller's rights, title and interest in the Companies in exchange for 2,000,000 shares of the Buyer's common stock valued at $.036 per share.

2. ASSETS TO BE TRANSFERRED.

On the closing date of June 20, 2018, seller will convey, transfer, assign and deliver to buyer, and buyer will accept and acquire all:

a)	All corporate documents relating to Cannabis Ventures, Inc. US (non-operating).

b)	All corporate documents relating to Cannabis Ventures, Inc. (non-operating).

c)	Asset Book Value of both Cannabis Ventures, Inc. US and Canada is zero dollars($0.00). All the business, property and assets of every kind and wherever situated which are owned by seller, or in which it has any right or interest, as of the closing date, except those provided in section 3.

d)	Seller will deliver necessary board approval, min meetings etc., in order to complete the transaction.

3. ASSETS TO BE RETAINED

Seller shall retain: None.

4. PAYMENT TERMS

Upon the terms and conditions set forth in this agreement and in exchange for the business, property and assets of seller to be transferred, the Buyer agrees issue and deliver to seller certificates representing 2 million shares of buyer's common stock (GRNH) registered in the name of Seller.

5. REPRESENTATIONS AND WARRANTIES BY THE SELLER

The execution and performance of this Agreement by the Seller will not constitute or result in a violation of any material agreement to which the Seller is a party.

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6. REPRESENTATIONS AND WARRANTIES BY THE BUYER.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. The execution and performance of this agreement and the issuance of stock contemplated have been authorized by the board of directors of Buyer. The shares of Buyer's common stock to be delivered pursuant to this agreement, when delivered, will have been duly and validly authorized and issued by buyer and will be fully paid and nonassessable. The shares of Buyer's common stock to be issued will have been listed for trading on the OTC Pink Market.

7. INDEMNITY

The Buyer shall indemnify and hold harmless the Seller against all damages, losses or liabilities, which may arise to the extent such damage, loss or liability caused by the conduct of Buyer after the closing of this Agreement.

8. NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by certified mail, return receipt requested, with copy sent via e mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Agreement. The parties hereto may change their addresses by giving written notice of the change in the manner described in this paragraph. Any party hereto may acknowledge receipt of a document or other information by email and expressly waive their right to notice of that document or other information by mail in said email communication.

9. ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

Gala Pharmaceutical Inc.

/s/ Maqsood Rehman

Maqsood Rehman

Chief Executive Officer

GreenGro Technologies, Inc.

/s/ James Haas

James Haas

Chief Executive Officer

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